                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ==========================

                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

       Date of Report: (Date of earliest event reported): October 30, 2001


                         TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


               DELAWARE                                1-12574                              13-3532643
       (State of Incorporation)                (Commission File Number)         (IRS Employer Identification No.)
--------------------------------------------------------------------------------------------------------------------

                             7000 FANNIN, 20TH FLOOR
                              HOUSTON, TEXAS 77030
              (Address of Registrant's principal executive offices)

                                 (713) 796-8822
              (Registrant's telephone number, including area code)




                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

THE FOLLOWING STATEMENTS WERE RELEASED TO THE PRESS ON OCTOBER 30, 2001.

        Texas Biotechnology Reports Third Quarter 2001 Financial Results

              Positive Increase In Market Growth, Dollar Share and
                     Formulary Approvals Seen for Argatroban

                      Clinical Programs Performing On Plan

HOUSTON, TX, OCTOBER 30, 2001 - Texas Biotechnology Corporation (NASDAQ:TXBI) today announced financial results for the third quarter and nine months ending September 30, 2001.

THIRD QUARTER FINANCIAL RESULTS
In the quarter ended September 30, 2001, the Company reported a net loss of $4,289,000, or $0.10 per share, basic and diluted. The comparable net loss in the quarter ended September 30, 2000 was $1,853,000, or $0.05 per share. The increased loss in the current year is primarily due to costs associated with the ongoing Phase II clinical trial for Argatroban in ischemic stroke. Operating expenses in the current year also reflect increased activity in the ICOS-TBC partnership for the Phase IIb/III trial for sitaxsentan in pulmonary hypertension, and in Revotar, the Company's German subsidiary, for the Phase I studies for TBC1269 in asthma.

Royalties earned on sales of Argatroban were $333,000 in the third quarter of 2001. There was no royalty income in the third quarter of 2000, as product sales of Argatroban began in November 2000. Based on sales of Argatroban to date, the Company is changing its guidance on 2001 sales, which are expected to be in the range of $10 million to $12 million versus prior guidance of $16 million to $20 million.

"While sales are below our original forecast, we have seen positive increases in market growth, dollar share and formulary approvals for Argatroban," stated David B. McWilliams, President and CEO of Texas Biotechnology. "During the year 2001, the market for drugs used to treat HIT appears to be growing at a rate in excess of 25%. We are working with GlaxoSmithKline to accelerate growth of the HIT market as well as increase Argatroban's share of the total direct Thrombin Inhibitor market. The additional clinical trials we are conducting for Argatroban support this objective."

NINE MONTHS FINANCIAL RESULTS
In the nine months ended September 30, 2001, the Company reported a net loss of $11,337,000 or $0.26 per share, basic and diluted. The comparable net loss in the nine months ended September 30, 2000 was $2,894,000, or $0.08 per share. However, the year 2000 results included a $7.5 million milestone payment from GlaxoSmithKline (GSK) for the approval of Argatroban by the FDA in June 2000. Adjusting the prior year loss to remove the effect of the $7,500,000 milestone payment, the proforma adjusted loss in the nine months ended September 30, 2000 was $10,394,000 or $0.27 per share.

As of September 30, 2001, the Company has consolidated cash, cash equivalents and short-term and long-term investments of approximately $99,110,000.

2001 FINANCIAL OUTLOOK
The Company is changing its revenue, investment income and expense guidance for 2001. Total revenues for the year are expected to be in the range of $8.5 million to $9.0 million versus $10 million to $13 million. We expect fourth quarter revenue will include approximately $1.4 million from research payments and amortization of earned license fees and milestones. We also expect revenues in the fourth quarter to include approximately $0.4 million in reimbursements from our partnership with ICOS. Investment income is expected to contribute $5 million to $5.2 million versus $4 million to $5 million for the year. Expenses in 2001 are expected to be approximately $34 million to $36 million versus $38 million to $40 million including internal operations, the Company's share of the ICOS-Texas Biotechnology L.P. results as well as the operations of Revotar. The Company's net cash burn for the year remains unchanged at approximately $15 million to $20 million without considering common stock repurchases.

The Company will provide guidance for 2002 early in 2002.

UPDATE ON KEY CLINICAL TRIALS
Enrollment for the Phase II double-blind, placebo-controlled clinical trial to evaluate the use of Argatroban in ischemic stroke continued during the third quarter. Top line results are expected in the second half of 2002.

In October, Texas Biotechnology and GSK initiated a Phase II dosing trial to evaluate the safety and efficacy of Argatroban in the overall percutaneous coronary intervention (PCI) patient population. This trial will be done in combination with GPIIb/IIIa inhibitors and is expected to include approximately 100 patients undergoing PCI. The objective of this trial is to establish Argatroban as an alternative to heparin in a major cardiovascular setting.

The Phase IIb/III double-blind, placebo-controlled trial to determine the safety and efficacy of sitaxsentan, the Company's first endothelin receptor antagonist, as a treatment for pulmonary hypertension is proceeding. This trial has the potential of serving as a registration trial for the filing of the New Drug Application.

The Company's second endothelin receptor antagonist, TBC3711, has completed Phase I. The ICOS-TBC partnership is reviewing the Phase II clinical program and anticipates initiating a Phase II early in 2002.

Richard A.F. Dixon, Senior Vice President and Chief Scientific Officer, stated, "We are confident that the quality of TBC3711 and sitaxsentan has the potential to provide meaningful improvements over other endothelin antagonists."

The Phase I trials for TBC1269, the Company's selectin antagonist being developed by Revotar, using the inhaled formulation of the drug as a treatment for asthma, were completed during the third quarter. A Phase II trial is scheduled to begin in the first half of 2002.

Texas Biotechnology management will host a conference call today, October 30th, at 4:30 PM Eastern. To participate in the call, dial (800) 450-0788 and ask for the Texas Biotechnology conference call. The international dial-in number is
(612) 332-0345. A replay of the conference call will also be available beginning at 8:00 PM Eastern on Tuesday, October 30, 2001 and will end on Thursday, November 1, 2001 at 11:59 PM Eastern. To access the replay dial (800) 475-6701 in the United States and (320) 365-3844 for International access. The access code for the replay is 608049. In addition, the conference call will be available live on the Company's web site (www.tbc.com). A replay of the conference call will also be available on the Company's web site.

   TEXAS BIOTECHNOLOGY, A BIOPHARMACEUTICAL COMPANY FOCUSED ON THE DISCOVERY,
    DEVELOPMENT AND COMMERCIALIZATION OF NOVEL DRUGS, IS RECOGNIZED FOR ITS EXPERTISE IN SMALL MOLECULE DRUG DEVELOPMENT AND VASCULAR BIOLOGY. ARGATROBAN,
    ITS FIRST FDA-APPROVED PRODUCT, IS BEING MARKETED BY GLAXOSMITHKLINE FOR HEPARIN-INDUCED THROMBOCYTOPENIA. ADDITIONAL STUDIES ARE SEEKING TO BROADEN THIS
     INITIAL INDICATION FOR ARGATROBAN IN ISCHEMIC STROKE, ANGIOPLASTY AND HEMODIALYSIS. TEXAS BIOTECHNOLOGY HAS SEVERAL OTHER PRODUCTS IN CLINICAL
 DEVELOPMENT FOR PULMONARY ARTERIAL HYPERTENSION, CONGESTIVE HEART FAILURE AND
   ASTHMA. TO LEARN MORE ABOUT TEXAS BIOTECHNOLOGY PLEASE GO TO OUR WEB SITE:
                                  www.tbc.com.

  THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING
OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE
 SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE TIMING AND COST OF OUR CLINICAL TRIALS, ATTAINMENT OF RESEARCH AND CLINICAL GOALS AND MILESTONES OF PRODUCT CANDIDATES, ATTAINMENT OF REQUIRED
    GOVERNMENTAL APPROVAL, SALES LEVELS OF OUR PRODUCTS AND AVAILABILITY OF FINANCING AND REVENUES SUFFICIENT TO FUND DEVELOPMENT OF PRODUCT CANDIDATES AND
 OPERATIONS. IN PARTICULAR, CAREFUL CONSIDERATION SHOULD BE GIVEN TO CAUTIONARY STATEMENTS MADE IN THE VARIOUS REPORTS TEXAS BIOTECHNOLOGY HAS FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO DUTY TO UPDATE OR
                    REVISE THESE FORWARD-LOOKING STATEMENTS.

                TEXAS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES

                             SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)
                                    UNAUDITED

                       CONSOLIDATED SUMMARY OF OPERATIONS

                                                 THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                    SEPTEMBER 30,                            SEPTEMBER 30,
                                           ------------------------------          --------------------------------
                                              2001                2000                2001                 2000
                                           ----------          ----------          ----------          ------------
Revenues.................................  $    1,704          $    1,732          $    6,436          $     12,852

Operating expenses:
   Research and development..............       3,647               2,417              11,519                 9,608
   General and administrative............       1,609               1,394               5,029                 4,763
   Equity in loss of affiliate...........       2,155               1,389               5,926                 1,955
                                           ----------          ----------          ----------          ------------
Total expenses...........................       7,411               5,200              22,474                16,326
                                           ----------          ----------          ----------          ------------
Operating loss:..........................      (5,707)             (3,468)            (16,038)               (3,474)

Investment income, net...................       1,152               1,486               4,250                 2,817
Minority interest in Revotar.............         266                 129                 451                   129
                                           ----------          ----------          ----------          ------------

Net loss before cumulative effect of
change in accounting principle...........  $   (4,289)         $   (1,853)         $  (11,337)         $       (528)
                                           ----------          ----------          ----------          ------------

Cumulative effect of change in
accounting principle.....................          --                 --                   --          $     (2,366)
                                           ----------          ----------          ----------          ------------
Net loss.................................  $   (4,289)         $   (1,853)         $  (11,337)         $     (2,894)
                                           ==========          ==========          ==========          ============
Net loss per common share:
   basic and diluted.....................  $    (0.10)         $    (0.05)         $    (0.26)         $      (0.08)

Weighted average common shares
   outstanding:
   basic and diluted.....................      44,577              40,880              43,659                38,517

                           CONSOLIDATED BALANCE SHEETS

                                                                    SEPT. 30,            DEC. 31,
                                                                      2001                2000
                                                                  ------------          ----------
                Cash and cash equivalents, investments
                    and accrued interest....................      $     99,110          $   92,533
                Other assets................................             9,176               6,435
                                                                  ------------          ----------
                                                                       108,286              98,968
                                                                  ============          ==========

                Total liabilities...........................             6,653               6,968
                Deferred income and credits.................             8,023               6,011
                Minority interest in affiliate..............             1,512               1,962
                Stockholders' equity........................            92,098              84,027
                                                                  ------------          ----------
                                                                  $    108,286          $   98,968
                                                                  ============          ==========

Note: In October 2000, effective January 1, 2000, the Company implemented Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB101") as promulgated by the Securities and Exchange Commission. Prior to the implementation of SAB101, the Company recognized license fees and milestone payments as revenues upon receipt. As a result of this change in accounting principle, the recognition of license fee and milestone payments into revenues is deferred, and amortized over the estimated development period of the appropriate compound. The effect of the implementation of SAB101 on the quarter ended September 30, 2000 was to increase revenues and to decrease the net loss reported by $82,000, which is the result of recording license fee revenues received and previously included in revenues for the quarter ended June 30, 2000. For an expanded discussion of SAB101, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2001               TEXAS BIOTECHNOLOGY CORPORATION


                                        /S/ STEPHEN L. MUELLER
                                     -------------------------------------------
                                     Stephen L. Mueller
                                     Vice President, Finance and Administration,
                                     Secretary and Treasurer